ABC

  Deal Summary Report- Residential Funding Mortgage Securities I, Inc. 2006-S2

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                                                        Pricing Assumptions
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Settlement           28-Feb-06 Prepay                                    300 PSA
1st Pay Date         25-Mar-06 Default                                     0 CDR
Closing Date         28-Feb-06 Recovery                       0           months
Cut-Off Date          1-Feb-06 Severity                                       0%

----------------------------------------------------------------------------------------------------------------------------------
   Class           Class        Initial Pass-                                                          Expected Avg
Designation  Principal Balance   Through Rate       Principal Type       Interest Type  Loss Priority      Life       Pmt Window
----------------------------------------------------------------------------------------------------------------------------------
    A-1         113,005,000          5.75       PAC, Super Senior, AD        Fixed         Senior          3.98      03/06 - 07/14
    A-2          4,403,000           5.75      PAC, Senior Support, AD       Fixed         Senior          3.98      03/06 - 07/14
    A-3          70,828,000          5.75             Companion              Fixed         Senior          2.81      03/06 - 07/14
    A-4          14,000,000          5.75       Accrual, Super Senior        Fixed         Senior          15.40     08/14 - 02/36
    A-5          1,000,000           5.75      Accrual, Senior Support       Fixed         Senior          15.40     08/14 - 02/36
    A-6          45,141,000          5.75         NAS, Super Senior          Fixed         Senior          8.77      03/11 - 08/18
    A-7          1,760,000           5.75      Mezz NAS, Senior Support      Fixed         Senior          8.77      03/11 - 08/18
    M-1          5,602,300
    M-2          1,563,500
    M-3          1,042,300                                                                                  Not Offered Hereby
    B-1           521,200
    B-2           521,200
    B-3           521,535

---------------------------------------------------------
Start Accrual                           Minimum
    Period     Daycount  Delay Days  Denomination  Rating
---------------------------------------------------------
   1-Feb-06     30/360       24           TBD       TBD
   1-Feb-06     30/360       24           TBD       TBD
   1-Feb-06     30/360       24           TBD       TBD
   1-Feb-06     30/360       24           TBD       TBD
   1-Feb-06     30/360       24           TBD       TBD
   1-Feb-06     30/360       24           TBD       TBD
   1-Feb-06     30/360       24           TBD       TBD

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Pricing Prepayment Speed

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300 PSA

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Senior/Sub Distribution Amount

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Standard Senior/Sub Shifting Interest Structure:
5yr Lockout, followed annually by 30%, 40%, 60%, 80%, 100%

----------------------------------------------------------
Senior Loss Distribution

----------------------------------------------------------
Realized Losses are allocated to the most subordinate certificate then outstanding subject to limitations on special hazard, fraud and bankruptcy losses

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Senior Principal Distribution Amount

----------------------------------------------------------
1) Pay A-6 and A-7, the NAS Priority Amount, pro-rata until retired
2) Pay A-1 and A-2, pro-rata, until reduced to their Targeted Balance
3) Pay A-3, until retired
4) Pay A-1 and A-2, without regard to schedule, until retired
5) Pay A-4 and A-5, pro-rata, until retired
6) Pay A-6 and A-7, pro-rata, until retired

----------------------------------------------------------
NAS Priority Amount

----------------------------------------------------------

The NAS Priority Amount Will the Lesser Of:

   A) The sum of:

      x) The NAS Percent times the Scheduled Principal Amount allocable to the senior certificates and
      y) The NAS Percent times the NAS Prepay Shift Percent of the Unscheduled Principal Amount allocable to the senior certificates.

   B) 98% of of the Senior PDA

The NAS Percent will be:

   Zero for the first five years and, thereafter, equal to the NAS Balance + $18,240,000 divided by the the sum of the senior certificates

The NAS Prepay Shift Percent will be:

   Zero for the first 5 years and will be 30%, 40%, 60%, 80% and 100% for each year thereafter

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Master Servicer

-----------------------------------------------------
Residential Funding Corporation

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Optional Cleanup-Call %

-----------------------------------------------------
10%

-----------------------------------------------------
Derivatives

-----------------------------------------------------
N/A

-----------------------------------------------------
External Credit Enhancement Provider

-----------------------------------------------------
N/A

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Expected Final Distribution Date

-----------------------------------------------------
2/25/2036

-----------------------------------------------------
Initial Senior Percentage

-----------------------------------------------------
96.25%

-----------------------------------------------------
Accrual Amount

-----------------------------------------------------
Pay A-1, A-2 and A-3 as described in the Senior PDA
Pay A-4 and A-5, pro-rata until retired

-----------------------------------------------------
Notional Bonds

-----------------------------------------------------
N/A

-----------------------------------------------------
Interest Rate Assumptions

-----------------------------------------------------
N/A

ABC

                                  PAC SCHEDULE

------------------------------------     ---------------------------------------
  PERIOD           BALANCE                 PERIOD              BALANCE
------------------------------------     ---------------------------------------
    0           117,408,000.00               51             50,342,097.21
    1           117,093,935.08               52             48,798,069.24
    2           116,724,341.12               53             47,263,342.59
    3           116,299,367.41               54             45,737,852.34
    4           115,819,098.27               55             44,221,533.99
    5           115,283,653.16               56             42,714,323.43
    6           114,693,186.67               57             41,216,156.95
    7           114,047,888.54               58             39,726,971.22
    8           113,347,983.56               59               Companion
    9           112,593,731.55               60             36,775,290.67
    10          111,785,427.16               61             35,528,283.57
    11          110,923,399.77               62             34,289,776.76
    12          110,008,013.24               63             33,059,709.70
    13          109,039,665.71               64             31,838,022.22
    14          108,018,789.31               65             30,624,654.53
    15          106,945,849.84               66             29,419,547.21
    16          105,821,346.43               67             28,222,641.20
    17          104,645,811.15               68             27,033,877.83
    18          103,419,808.61               69             25,853,198.75
    19          102,143,935.45               70             24,680,546.00
    20          100,818,819.91               71             23,515,861.97
    21          99,445,121.26                72             22,359,089.41
    22          98,023,529.25                73             21,257,262.51
    23          96,554,763.53                74             20,162,908.79
    24          95,039,572.97                75             19,075,972.67
    25          93,478,735.08                76             17,996,398.89
    26          91,873,055.25                77             16,924,132.58
    27          90,223,366.06                78             15,859,119.15
    28          88,530,526.49                79             14,801,304.39
    29          86,800,557.19                80             13,756,067.26
    30          85,034,634.31                81             12,731,942.04
    31          83,279,547.53                82             11,728,525.46
    32          81,535,222.44                83             10,745,421.19
    33          79,801,585.08                84              9,782,239.72
    34          78,078,561.94                85              9,043,848.84
    35          76,366,080.00                86              8,320,514.90
    36          74,664,066.67                87              7,611,921.47
    37          72,972,449.81                88              6,917,757.91
    38          71,291,157.74                89              6,237,719.20
    39          69,620,119.21                90              5,571,505.89
    40          67,959,263.44                91              4,918,823.98
    41          66,308,520.05                92              4,279,384.81
    42          64,667,819.13                93              3,652,905.02
    43          63,037,091.20                94              3,039,106.39
    44          61,416,267.19                95              2,437,715.78
    45          59,805,278.47                96              1,848,465.07
    46          58,204,056.83                97              1,441,960.86
    47          56,612,534.51                98              1,042,476.32
    48          55,030,644.12                99               649,844.43
    49          53,458,318.73                100              263,901.40
    50          51,895,491.80                101                 0.00

ABC

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required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus is preliminary and is subject to completion or change.

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus, if conveyed prior to the time of your contractual commitment to purchase any of the Certificates, supersedes any information contained in any prior similar materials relating to the Certificates. The information in this free writing prospectus is preliminary, and is subject to completion or change. This free writing prospectus is being
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other things, to the possibility that mortgage loans that comprise the pool may
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different mortgage loans may be added to the pool, and that one or more classes
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